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                                                                     EXHIBIT 5.1

                            OPINION OF LEGAL COUNSEL

June 27, 1996

Group Technologies Corporation
10901 Malcolm McKinley Drive
Tampa, Florida 33612

Re:     Registration Statement on Form S-8

This opinion is given to you in connection with the filing by Group Technologies Corporation, a Florida corporation (the "Company"), with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") with respect to 180,000 shares of common stock, $.01 par value, of the Company issuable pursuant to the Company's Independent Directors' Stock Option Plan, as amended (the "Plan") (all shares of such stock issuable pursuant to the Plan are referred to herein as the "Common Stock"). As counsel for the Company, I have examined the relevant corporate documents incident to giving this opinion.

Based on the foregoing, I am of the opinion that the shares of Common Stock, when issued and delivered in accordance with the provisions of the Plan and options issued thereunder, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Michael L. Schuman

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